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                                                                     EXHIBIT 4.3


                          GABRIEL COMMUNICATIONS, INC.
                             SHAREHOLDERS AGREEMENT

          THIS AGREEMENT, made as of this 14th day of August, 1998, as amended by Agreement dated as of November 18, 1998, and as amended by Agreement dated as of December 13, 1999, by and between GABRIEL COMMUNICATIONS, INC., a Delaware corporation, hereinafter referred to as the "Corporation," and the following individuals, hereinafter sometimes referred to collectively as "Shareholders" or individually as "Shareholder":

                              Robert A. Brooks
                              Brian Butler
                              Barbara Clements
                              Gary Eaves
                              Thomas Erickson
                              Marguerite Forest
                              Gerard Howe
                              Kevin Keaveny
                              Brett Kirby
                              Timothy Tettambel
                              Janet Wendel
                              Brooks Investments, L.P.
                              The Goldman Sachs Group, L.P.


          WITNESSETH:

          The Shareholders own shares of the Common Stock (hereinafter referred to as "Shares") of the Corporation as indicated on Exhibit "A" to this Agreement; and

          WHEREAS, the Corporation's business is such that it is in its best interests that its Shares be owned by persons who are active in the business of the Corporation, and the Corporation and Shareholders desire to provide for continuity and harmony in the management of the Corporation;

          WHEREAS, in the event of the death, total permanent disability, or termination of employment with the Corporation of any of the Shareholders, it will be in the best interests of the Corporation that the Corporation acquire all Shares of the Corporation owned by said Shareholder; and

          WHEREAS, in connection with the issuance of shares of the
Corporation's $0.01 par value Series A Convertible Preferred Stock pursuant to the Securities Purchase Agreement dated as of November 18, 1998 between the Corporation and the Purchasers named therein, each of the parties hereto has become a Stockholder party to (i) the Registration Rights Agreement dated as of November 18, 1998 among the Corporation and the Stockholders named therein and
(ii) the Stockholders Agreement dated as of November 18, 1998 among the Corporation and the Stockholders named therein;
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          NOW, THEREFORE, the Shareholders and the Corporation agree as follows:

          1.      Scope of Agreement.

          For purposes of this Agreement the term "Shares" shall mean (i) all shares of the Common Stock of the Corporation (now owned or hereafter acquired) by the Employee Shareholders (as hereinafter defined) and (ii) all shares of the Common Stock of the Corporation held by The Goldman Sachs Group, L.P. and Brooks Investments, L.P. on the date hereof and listed on Exhibit A hereto.

          2.      Purchase Obligations Upon Death or Total Permanent Disability.


          2.1. Death. Upon the death of a Shareholder, his estate shall have an option to sell all of the Shares which the deceased Shareholder owned at his death for the price as established pursuant to Section 7 herein and upon the terms hereinafter provided. In addition, the Corporation shall have the option to purchase all of the Shares which the deceased Shareholder owned at his death for the price as established pursuant to Section 7 herein and upon the terms hereinafter provided. The options described in this Section 2.1 shall be exercisable by the estate of the deceased Shareholder or the Corporation (or the Corporation's designee) upon the Shareholder's death and such options shall remain exercisable for one hundred eighty (180) days unless one of such options is exercised prior thereto. In the event both the Shareholder's option and the Corporation's option are exercised on the same day, the Corporation's option shall be deemed to be controlling. The options set forth in this Section 2.1 shall remain exercisable, notwithstanding any transfers proposed pursuant to
Section 3.

          2.2. Disability. Upon total permanent disability of a Shareholder, said disabled Shareholder shall have the option to sell all of the Shares owned by the disabled Shareholder for the price as established pursuant to Section 7 herein and upon the terms hereinafter provided. In addition, the Corporation shall have the option to purchase all of the Shares owned by the disabled Shareholder for the price as established pursuant to Section 7 herein and upon the terms hereinafter provided. The options described in the preceding sentence shall be exercisable by the disabled Shareholder or the Corporation (or the Corporation's designee), respectively, upon the occurrence of the shareholder's disability. In the event both the Shareholder's option and the Corporation's option are exercised on the same day, the Corporation's option shall be deemed to be controlling. Total and permanent disability means having a physical or mental condition resulting from injury, disease or mental disorder which, in the opinion of a majority of the Board of Directors of the Corporation, makes a Shareholder permanently incapable of continuing in the employment of the Corporation. A determination by the disability insurance carrier for the Corporation, if any, that a Shareholder is totally disabled shall be conclusive upon the parties to this Agreement.

          2.3. Exception. For purposes of Sections 2.1 and 2.2, the term Shareholder shall not include Brooks Investments, L.P. or The Goldman Sachs Group, L.P., so that any reference to the purchase and sale of Shares pursuant to Sections 2.1 and 2.2 made in this Agreement shall not include the Shares owned from time to time by Brooks Investments, L.P. or The Goldman Sachs Group, L.P.


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          3.      Option Upon Voluntary Transfer.

          3.1. Prohibition on Transfer During Start-up Phase. No Shareholder may voluntarily transfer Shares of which he is the owner (other than to an affiliate of such Shareholder) prior to the time the Corporation has issued Shares for an aggregate consideration of not less than $10 million without the approval of the Board of Directors. Thereafter, any voluntary transfer shall be subject to this Section 3.

          3.2. Notice of Transfer. If a Shareholder intends to transfer Shares of which he is the owner to any person other than to the Corporation, he shall give thirty (30) days written notice (the "Shareholder's Notice") to the Corporation and the other Shareholder(s) of the proposed terms (including sales price), conditions and manner of disposition, the number of Shares to be disposed of and the person(s), firm(s) or corporation(s) to whom the selling Shareholder proposes to transfer such Shares. The notice, in addition to stating the fact of the intention to transfer Shares, shall state: (i) the number of Shares to be transferred; (ii) the name, business and residence address of the proposed transferee; and (iii) whether or not the transfer is for a valuable consideration, and, if so, the amount of the consideration and the other terms of sale.

          3.3. Company Option to Purchase. Within sixty (60) days of the Corporation's receipt of the Shareholder's Notice, the Corporation (or the Corporation's designee) may exercise an option to purchase all or any portion of the Shares proposed to be transferred for the sales price thereof as set forth in the notice, and upon the other terms hereinafter provided.

          3.4. Shareholders, Option to Purchase. If the Corporation does not exercise its option to purchase all or any portion of such Shares, the remaining Shareholder(s) within ninety (90) days of the Corporation's receipt of the Shareholder's Notice, may exercise an option to purchase any portion of such unpurchased Shares. Each remaining Shareholder shall have the right to purchase a "proportionate share" of the total number of Shares proposed to be transferred. The term "proportionate share" shall mean, with respect to each electing Shareholder, that portion of the Shares proposed to be transferred multiplied by a ratio, the numerator of which is the number or Shares which the electing Shareholder then owns and the denominator of which is the total number of Shares then owned by all electing Shareholders.

          3.5. Complete Exercise. The Corporation and the electing Shareholder(s) must in the aggregate exercise their options to purchase all of the Shares proposed to be transferred or forfeit their options.

          3.6. Intervening Death or Disability. If a Shareholder who proposes to transfer Shares dies or becomes permanently disabled prior to the closing of the sale and purchase contemplated by this Section 3, his Shares shall be subject to sale and purchase under Section 2.

          3.7.    Permitted Transfers. Notwithstanding the provisions of this
Article 3, a Shareholder may transfer Shares to any of such Shareholder's spouse, parents, siblings, children, grandchildren or affiliate, or a trust for the benefit of any such person, without being subject to


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the options contained in Sections 3.3 and 3.4, subject to the following conditions (except in the case of a transfer to an affiliate as to which transfer only Section 3.7(e) shall apply):

          (a) such transfer has received the prior approval of the Board of Directors;

          (b) the transferor Shareholder does not receive consideration in excess of that originally paid by the transferor Shareholder for such Shares;

          (c) the transferor Shareholder retains all voting rights with respect to the transferred Shares pursuant to an irrevocable proxy in a form acceptable to the Board of Directors and filed with the Secretary of the Corporation;

          (d) the transferor Shareholder indemnifies the Corporation and each of its officers and directors from any and all liabilities arising out of the issuance or transfer of such Shares on terms acceptable to the Board of Directors in its sole discretion;

          (e) the transferee agrees in writing to be bound by all the terms and conditions of this Agreement; and

          (f) for purposes of the options and obligations set forth herein in the event of death, disability, voluntary transfers, involuntary transfers and termination of employment, all transferred Shares shall be deemed to be owned by the transferor Shareholder and subject to the options and obligations set forth herein.

          4.        Option Upon Involuntary Transfer.

          If other than by reason of a Shareholder's death or disability, Shares are transferred by operation of law to any person other than to the Corporation (such as, but not limited to, a property division in conjunction with a divorce proceeding, a Shareholder's trustee in bankruptcy, a purchaser at any creditor's or court sale), the Corporation (or the Corporation's designee) or the remaining Shareholders, within seventy (70) days of the Corporation's receipt of actual notice of the transfer may exercise an option to purchase all but not less than all of the Shares so transferred in the same manner and upon the same terms as provided in Section 3, with respect to Shares proposed to be transferred.

          5.        Termination of Employment.

          If, other than by reason of death or permanent disability, a Shareholder theretofore employed by the Corporation (an "Employee Shareholder") shall cease to be employed by the Corporation for any reason, then the Corporation (or the Corporation's designee) shall have the right to purchase and the Employee Shareholder shall sell, upon the Corporation's exercise of such right, the Shares owned by such Shareholder at the price determined in accordance with Section 7 hereof and on the terms otherwise set forth herein.


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          6.      Exercise of Options and Effect of Non-Exercise of Options.

          6.1. The Corporation and the Shareholders who exercise an option granted in Sections 3 or 4 shall do so by delivering written notice of their exercise of the options within the time provided in said sections to the proposed transferor or to the transferee in the case of Section 4.

          6.2. If the purchase options are forfeited or not exercised in compliance with Sections 3 or 4, then in the case of a proposed transfer under
Section 3, the Shares may be transferred, within ten (10) days after the expiration of the option period granted to the other Shareholders, to the transferee named in the notice required by Section 3, and upon the terms therein stated, which Shares when so transferred shall be subject to the terms of this Agreement. In the case of a transfer of Shares under Section 4, the Shares shall, in the hands of the transferee, be subject to the terms of this Agreement.

          6.3. No Section 3 transfer shall be valid if the transfer is not within the aforesaid ten (10) day period, or is not in accordance with the terms or to the transferee stated in the notice required of the transferring Shareholder by Section 3. In such a case the Shares shall remain subject to this Agreement.

          6.4. In the event a transferor in a Section 3 transfer reacquires all or any portion of the transferred Shares, the Shares shall be subject to this Agreement as if no transfer had been made.

          6.5. A proposed transferor of Shares under Section 3, as a Shareholder or a director, or both, of the Corporation, shall vote in favor of the Corporation's exercise of the purchase options granted to it by this Agreement at any meeting of Shareholders or Directors called for such purpose.

          6.6. Notwithstanding anything to the contrary in Section 3, 4 or 5, if the Corporation and the other Shareholders do not elect to exercise any option under Section 3, 4 or 5 in full, the holders of shares of the Corporation's Preferred Stock may elect to purchase any portion of such unpurchased shares in the same manner and upon the same terms as provided in
Section 3 within ten (10) days after the expiration of the option period granted to the other Shareholders.

          7.      Purchase Price.

          7.1. Shareholder's Election on Death or Disability. For purposes of any purchase of all of a Shareholder's Shares due to death pursuant to the exercise of the Shareholder's option set forth in Section 2.1 or disability pursuant to the exercise of the Shareholder's option set forth in Section 2.2, the purchase price of all such Shareholder's Shares shall be the greater of (i) the price determined by the Board of Directors of the Corporation pursuant to Exhibit B of this Agreement, or (ii) the latest price per share at which Shares were traded in an arm's-length transaction.


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                  7.2. Corporation's Election on Death or Disability. For
purposes of any purchase of all of a Shareholder's Shares due to death pursuant to the exercise of the Corporation's option set forth in Section 2.1 or disability pursuant to the exercise of the Corporation's option set forth in
Section 2.2, the per share purchase price of all such Shareholder's Shares shall be equal to the appraised value of the Corporation divided by the total number of issued and outstanding Shares at the time of the appraisal. If it becomes necessary to appraise the Corporation pursuant to this Section 7.2, the Corporation shall submit a list of not less than three independent appraisers engaged in the practice of appraising businesses similar to the Corporation to the estate of the deceased Shareholder or the disabled Shareholder, as the case may be within ten (10) days of the notice of the Shareholder election. Within ten (10) days of receipt of the appraiser list, the estate of the deceased Shareholder or the disabled Shareholder, as the case may be, shall select one appraiser to conduct the appraisal. If the estate of the deceased Shareholder or the disabled Shareholder fails to select an appraiser within such period then the Corporation shall select an appraiser from the appraiser list. The appraiser shall use its best efforts to appraise the Corporation within sixty (60) days of his selection, and the determination of the appraised value of the Corporation by the selected appraiser shall be binding upon all parties hereto.

                  7.3. Voluntary Transfer. For purposes of any purchase of any or all of a Shareholder's Shares pursuant to Section 3 the purchase price shall be as set forth in the Shareholder's Notice.

                  7.4. Involuntary Transfer. For purposes of any purchase of any or all of a Shareholder's Shares pursuant to Section 4, the purchase price of Shares shall be the lesser of (i) the price determined by the Board of Directors of the Corporation pursuant to Exhibit B of this Agreement, (ii) the latest price per share at which Shares were traded in an arm's-length transaction, or (iii) the price at which the Shares are being transferred.

                  7.5. Termination of Employment. For purposes of any purchase of any or all of an Employee Shareholder's Shares pursuant to Section 5, the purchase price of the Shares shall be the greater of (i) the price determined by the Board of Directors of the Corporation pursuant to Exhibit B of this Agreement, or (ii) the latest price per share at which shares were traded in an arm's length transaction, unless such Employee Shareholder was terminated for "cause," in which case the purchase price for the Shares shall be the lesser of (i) the price determined by the Board of Directors of the Corporation pursuant to Exhibit B of this Agreement, or (ii) the book value per share of the Corporation as determined as of the end of the prior fiscal year.

                  8.       Payment of the Purchase Price and Other Payments.

                  8.1. Cash Payment. The purchase price for Shares purchased pursuant to Sections 2 and 4 shall be paid in cash at the closing except that at the option of the purchasing party or parties, not more than seventy-five percent (75%) of the purchase price may be deferred and at least twenty-five percent (25%) shall be paid at the closing, provided, however, that if the Corporation is the owner and beneficiary or only the beneficiary, whether directly or indirectly,






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



of any insurance on the life of the deceased Shareholder, from whose estate the Corporation is purchasing shares pursuant to Section 2, the purchase price for Shares shall be paid in accordance with Section 8.4 of this Agreement. The purchase price for shares purchased pursuant to Section 3 shall be on such terms as set forth in the notice provided therein. The purchase price for shares purchased pursuant to Section 5 shall be paid in cash at the closing.

                  8.2. The deferred portion of the price shall be evidenced by the promissory note of each purchasing party, shall be substantially the form set forth in Exhibit C to this Agreement, shall bear interest at a rate of six percent (6%) per annum and shall be payable in equal monthly installments for a period not exceeding five years following the closing.


                  8.3. Any Shares purchased pursuant to this Agreement and financed by a note shall be pledged to the selling Shareholder as security for the payment of the note by a Collateral Pledge Agreement, in the form attached hereto as Exhibit D.

                  8.4. If the Corporation is the owner and beneficiary or only the beneficiary, whether directly or indirectly, of any insurance on the life of a deceased Shareholder from whose estate the Corporation is purchasing shares, an amount equal to the greater of the death benefits received by it under the insurance policy or policies or twenty-five percent (25 %) of the purchase price shall be paid in cash to the estate of the deceased Shareholder and applied to the purchase price of the shares. The balance, if any, of the purchase price may be deferred as provided herein. If the insurance proceeds exceed the purchase price of the shares, the excess shall be paid to the estate of the deceased Shareholder.

                  8.5. Recapitalization. If at the time, as hereinafter set forth, the Corporation is required to make payment for the Shares owned by the deceased Shareholder's estate, a disabled Shareholder or a terminated Employee Shareholder, and is prevented from so doing by law, to the extent that the following action is not in violation of the law: (i) the entire available surplus shall be used to pay for part of said Shares, and (ii) the Corporation and the Shareholders shall promptly take all required action to enable the Corporation to make such payment out of surplus, including, without limitation, the recapitalization of the Corporation so as to reduce its capital and increase its surplus, if recapitalization is necessary to accomplish the purposes of this Agreement.

                  9.     The Closing.

                  9.1. Time of Closing. In the case of the purchase of Shares from a deceased Shareholder's estate under Section 2.1, the closing shall take place forty-five (45) days after the exercise of the option provided therein unless such Shares are being purchased at their appraised value pursuant to
Section 7.2, in which event the closing shall take place thirty (30) days after the determination of the appraised value by the appraiser. In the case of the purchase of Shares from a disabled Shareholder under Section 2.2, the closing shall take place thirty (30) days after the determination of total and permanent disability by the Corporation, unless such Shares are being purchased at their appraised value pursuant to Section 7.2, in which event the closing shall take place thirty (30) days after the determination of the appraised value by the appraiser. In the case









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



of a purchase of Shares under Sections 3, 4 or 5, the closing of the sale and purchase shall take place ten (10) days after the delivery to the selling Shareholders or the Shareholder whose employment has been terminated of written notice by the last of the purchasing party or parties to deliver such notice of its, his or their exercise of the option or options to purchase said Shareholder's Shares.

                  9.2. Absence of Liens. All Shares shall be delivered to the Corporation free and clear of all liens, claims and encumbrances excepting only those for which provision is expressly made in this Agreement and said Shares shall be transferred on the books of the Corporation to the purchaser or purchasers.

                  9.3. Sequence of Closings. The sale and purchase of Shares which the surviving or remaining Shareholders are to purchase shall take place immediately prior to the sale and purchase of Shares, if any, which the Corporation is to purchase.

                  10.    Legend on Certificates.

                  All Shares now or hereafter owned by the Shareholders of the Corporation shall be subject to the provisions of this Agreement and the certificate representing Shares, including Shares in the hands of permitted transferees, shall bear the following legend:

                  "The sale, transfer or encumbrance of this certificate is subject to an Agreement dated as of August 14, 1998. A copy of this Agreement is on file in the office of the Secretary of the Corporation. The Agreement provides, among other things, for certain obligations to sell and to purchase the Shares evidenced by this certificate, for a designated purchase price. By accepting the Shares evidenced by this certificate the holder agrees to be bound by said Agreement."

No Shareholder may pledge his Shares without the consent of the Board of Directors.

                  11.    [intentionally omitted]

                  12.    [intentionally omitted]

                  13.    Termination.

                  13.1. Events. This Agreement and all restrictions on the transfer of Shares created hereby shall terminate on the occurrence of any of the following events:

                  (a)    The bankruptcy or dissolution of the Corporation;

                  (b) A single Shareholder becoming the owner of all of the Shares of the Corporation, which are then subject to this Agreement;

                  (c) A single Shareholder becoming the owner of at least sixty-seven percent (67%) of the Shares of the Corporation which are then subject to this

                         Agreement by reason of a transaction wherein the remaining Shareholders had the opportunity to sell all their Shares pursuant to Section 11;

                  (d) The execution of a written instrument by the Corporation and all of the Shareholders who then own Shares subject to this Agreement which terminates the same; or

                  (e) The Corporation becoming subject to Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (by reason of a public offering of equity securities of the Corporation).

                  13.2. Life Insurance. Upon termination of this Agreement, for any reason, each Shareholder shall have the right within thirty (30) days after termination to purchase from the Corporation all insurance policies on his life owned by the Corporation for cash in the amount of the cash surrender value thereof and the unearned net premiums thereon, both amounts as of the date of the termination of the Agreement.

                  13.3. Effect. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of its termination.

                  13.4. Sale of Shares. This Agreement, except the provisions of Sections 14.1 and 14.2 shall terminate with respect to a Shareholder upon the sale by such Shareholder of all of such Shareholder's Shares.
                  14.      Covenant Not to Violate Corporate Confidences.

                  14.1. The Shareholders will have access to and will become aware of confidential information and trade secrets, as the latter term is defined in the Missouri Uniform Trade Secrets Act, including customer data, files and business techniques not generally available to the public, and this confidential information will be compiled by the Corporation at great expense and over a great amount of time. For purposes of this Agreement, confidential information shall include, without limitation, the business plan of the Corporation delivered to each of the Shareholders. The parties acknowledge that this confidential information will give the Corporation a competitive advantage over other businesses in its field of endeavor and that the Corporation's business will be greatly and irreparably damaged by the release or use of this confidential information outside of its own business. Therefore, as a material inducement to signing this Agreement, each Shareholder will not, while he or she is a Shareholder and during the two (2) year period beginning on the closing date for the sale of his or her Shares under this Agreement, either disclose or divulge this confidential information to anyone or use this confidential information in any manner to compete with the Corporation, except (i) to any person who is a partner, managing director, director, officer, employee or affiliate of such Shareholder who is involved in the investment pursuant to this Agreement, who is consulted with respect to such investment, or who such Shareholder determines otherwise needs to know such information (each, a "Representative"), (ii) to any person acting as an advisor to such Shareholder or a potential co-investor with (or potential transferee of) such Shareholder in connection with such investment, only if such advisor executes a confidentiality agreement with the Corporation that









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





contains provisions similar to this Section 14 and in a form reasonably acceptable to the Corporation, (iii) with the consent of the Company or (iv) pursuant to a subpoena, Civil Investigative Demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents) in which such Shareholder is involved. Each Shareholder shall be responsible for any breach of this paragraph by any Representative of such Shareholder with whom such Shareholder shares any confidential information. It is recognized that the provisions of this section 14.1 do not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure by a party hereto, (ii) was within the possession of a party hereto prior to its being furnished to such party by or on behalf of the Corporation, provided that the source of such information, to such parties knowledge, was not bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the Corporation with respect to such information, or (iii) is or becomes available to such party on a non-confidential basis from a source other than the Corporation, provided that such source, to such party's knowledge, is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Corporation with respect to such information.

                  14.2. Each shareholder agrees that while he or she is a Shareholder and during the two (2) year period beginning on the closing date for the sale of his or her Shares under this Agreement such Shareholder shall not knowingly solicit any material client or customer of the Corporation that was a client or customer of the Corporation during the time in which the Shareholder owned the Shares for the provision of competitive local exchange communications services in competition with the Corporation. The parties acknowledge that The Goldman Sachs Group, L.P. ("GS Group") plans to transfer a portion of its Shares to GS Capital Partners III, L.P. ("GSCP") and certain affiliated funds and that those entities would thereupon become Shareholders under this Agreement. Notwithstanding anything herein to the contrary, (i) GS Group and its affiliates may engage in any brokerage, investment advisory, financial advisory, research activities, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its business, (ii) nothing in this Section 14 shall restrict any of GS Group or any of its affiliates (including GSCP or any of its affiliated funds) from making any investment in any entity, provided, however, that, upon receipt of a written inquiry from the Corporation as to whether any of them has an equity investment in any specifically identified privately held competitive local exchange communications company that competes or has publicly announced plans to compete with the Corporation in any of its markets (a "Competitive CLEC"), or an equity investment in any specifically identified publicly held Competitive CLEC with respect to which any of them has filed a
Schedule 13D or a Schedule 13G report under the Securities Exchange Act of 1934, then GS Group and/or GSCP, as the case may be, shall, to the extent permitted, disclose to the Corporation whether it has made such investment, whether it has a representative on the board of directors of such Competitive CLEC and whether it is merely a passive investor or has a more active role in such Competitive CLEC, (iii) the provisions contained in this Section 14 shall not in any manner apply to or restrict any of the portfolio companies of GS Group, GSCP and/or















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

their respective affiliates, and (iv) the service on the board of directors or a committee thereof of any entity by an individual designated by GS Group or any of its affiliates shall not be deemed a violation of this paragraph except for the service by such individual on the board of directors or a committee thereof of any Competitive CLEC (in which event the designee of GS Group and its affiliates shall either resign from the board of directors of the Corporation or the board of directors of such other company).

          14.3. Each Shareholder agrees that at no time will such Shareholder knowingly solicit for employment any person employed by the corporation at any time during which said Shareholder or any permitted transferee thereof owned Shares; provided, however, that the use of an independent employment agency (so long as such agency is directed not to solicit such employees), advertisements in publications or other general solicitations for employment not directed at such employees and the hiring as a result thereof shall not be deemed a violation of this paragraph.

          14.4. Each Shareholder hereby expressly acknowledges and agrees that the business of the Corporation is highly competitive and that a violation of any of the covenants provided for in this Section 14 would cause immediate and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Without limiting any of the other remedies available to the Corporation, each Shareholder agrees that any actual or threatened violation of said covenants, or any of them, may be immediately enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are initiated by the Corporation against the Shareholder for any actual or threatened violation of any of said covenants, the Shareholder shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind which it may incur in connection with the proceedings, including without limitation, reasonable attorneys' fees.

          15. Additional Agreements.

          15.1. [intentionally omitted]

          16. General Provisions.

          16.1. Governing Law. This Agreement shall be construed pursuant to the laws of the State of Missouri.

          16.2. Definitions. Unless the context otherwise requires, the words "Shareholder" and "Shareholders" shall for all purposes of this Agreement mean and include: (1) all of the parties hereto; (2) all persons to whom any Shares may hereafter be transferred; and (3) all employees who may acquire any Shares of the Corporation which may hereafter be issued.

          16.3. Remedies for Breach. The Shares are unique chattels and each party to this Agreement shall have the remedies which are available to him or it for the violation of any of the terms of this Agreement, including, but not limited to, the equitable remedies for specific performance and injunctive relief.

          16.4. Notices. All notices provided for by this Agreement shall be made in writing (1) either by actual delivery or (2) by the mailing of the notice in the United States mail to the last known address of the party entitled thereto, registered or certified mail, return receipt requested.

          16.5. Amendment. This Agreement may be amended or altered at any time if the amendment or alteration is both ratified by the Board of Directors of the Corporation and consented to in writing by Shareholders who are parties to this Agreement and who collectively own not less than eighty percent (80%) of the Corporation's Shares.

          16.6. Descriptive Headings. Titles to sections are for information purposes only.

          16.7. Binding Effect. This Agreement is binding upon and inures to the benefit of the Corporation, its successors, assigns, and transferees, and to the Shareholders and their respective heirs, personal representatives, successors and permitted assigns and transferees.

          16.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties.

          IN WITNESS WHEREOF, the Corporation and the Shareholders have executed this Agreement on the day and year above written.

                                        GABRIEL COMMUNICATIONS, INC.

                                        By    /s/ Gerard J. Howe
                                           ----------------------------------
                                            Gerard J. Howe, President

ATTEST:

   /s/ John P. Denneen
------------------------------------
John P. Denneen, Secretary


Individuals:

   /s/ Robert A. Brooks                       /s/ Kevin Keaveny
------------------------------------    ------------------------------------
Robert A. Brooks                        Kevin Keaveny

    /s/ Brian Butler                         /s/ Brett Kirby
------------------------------------    ------------------------------------
Brian Butler                            Brett Kirby

    /s/ Barbara Clements                    /s/ Timothy Tettambel
------------------------------------    ------------------------------------
Barbara Clements                        Timothy Tettambel

    /s/ Gary Eaves                          /s/ Janet Wendel
------------------------------------    ------------------------------------
Gary Eaves                              Janet Wendel

    /s/ Thomas Erickson
------------------------------------
Thomas Erickson

    /s/ Marguerite Forrest
------------------------------------
Marguerite Forrest

    /s/ Gerard Howe
------------------------------------
Gerard Howe

INSTITUTIONS:


BROOKS INVESTMENTS, L.P.                  GS Capital Partners III, L.P.
By:  Brooks Investments, Inc.,            By:  GS Advisors III, L.P.
         General Partner                          General Partner
                                          By:  GS Advisors III, L.L.C.
By:    /s/ Robert A. Brooks                       General Partner
   ---------------------------------
           Robert A. Brooks
           General Partner                By:  /s/ Eve M. Gerriets
                                             -------------------------------
                                          Its:  Vice President

THE GOLDMAN SACHS GROUP, L.P,             GS CAPITAL PARTNERS III OFFSHORE, L.P.
By:  The Goldman Sachs Corporation        By:  GS Advisors III (Cayman), L.P.
                                                  General Partner
By:    /s/ Joseph L. Glebelman            By:  GS Advisors III, L.L.C.
   ---------------------------------              General Partner
Its:   Executive Vice President

                                          By:    /s/ Eve M. Gerriets
                                              -------------------------------
                                          Its:  Vice President

GOLDMAN, SACHS & CO. VERWALTUNGS GmbH


By:    /s/ Joseph Glebelman
   ------------------------------------
            Managing Director

By:   /s/ Eve M. Gerriets
   ---------------------------------
            Registered Agent




STONE STREET FUND 1998, L.P.
By:  Stone Street Advantage Corp.
Its:  General Partner

By:   /s/ Eve M. Gerriets
   ---------------------------------
Its:  Vice President

BRIDGE STREET FUND 1998, L.P.
By:  Stone Street Advantage Corp.
Its:  Managing General Partner

By:    /s/ Eve M. Gerriets
   ---------------------------------
Its:  Vice President

                                   EXHIBIT "A"

                        SHARES OWNED BY THE SHAREHOLDERS


NAME OF SHAREHOLDER                          NUMBER OF SHARES OWNED
-------------------                          ----------------------
Robert A. Brooks                                            150,000
Brian Butler                                                300,000
Barbara Clements                                            120,000
Gary Eaves                                                   30,000
Thomas Erickson                                             400,000
Marguerite Forest                                           300,000
Gerard Howe                                                 450,000
Kevin Keaveny                                               240,000
Brett Kirby                                                  20,000
Timothy Tettambel                                           240,000
Janet Wendel                                                110,000
Brooks Investments, L.P.                                  2,000,000
The Goldman Sachs Group, L.P.                               840,000


                                   EXHIBIT "B"

                       DETERMINATION OF THE PURCHASE PRICE

         1. The price of Shares to be purchased under this Agreement shall be their Fair Market Value.

         2. The term "Fair Market Value" as used in paragraph 1 of this Exhibit B shall be an amount which bears the same proportion to the amount of the Net Worth of the Corporation as the number of Shares to be purchased bears to the total number of the Corporation's Shares outstanding.

         3. The Board of Directors of the Corporation shall from time to time, but no less often than annually, agree upon and determine, by majority vote, the "Net Worth" as used in paragraph 2 of this Exhibit B as of the close of business on a specified date. The Net Worth so established shall be included in the minutes of the meeting of the Board of Directors. If the Board of Directors fails to determine the Net Worth for any period in excess of one year, the value last previously agreed upon shall be the Net Worth. If the Shareholders fail to determine the Net Worth for two successive years, the most current agreed "Net Worth" shall be either increased or decreased by any increase or decrease in the book value of the Corporation since the Net Worth was last established.

         4. The pro forma Net Worth of the Corporation as of the September 30, 1998 (i) giving effect to the issuance of 150,000 shares in October 1998 at $0.50 per share is $2,427,000 and the book value per share of the 5,200,000 Shares outstanding as of the date hereof is $0.47 per share and (ii) giving effect to the subscriptions for 16,849,999 shares of Series A Preferred Stock at $3.00 per share on November 18, 1998 the book value per share of the 5,200,000 Shares outstanding on November 18, 1998 is $2.40 per share.

                                   EXHIBIT "C"



                                 PROMISSORY NOTE



                                                                         , 199
$

For value received, the undersigned promises to pay                       or
order the sum of $                  at              , with interest at
              percent (     %) per annum, in installments payable as follows:
Monthly payments in the sum $            , the first payment to be made on the
    day of           , 199   and a like amount on the      day of
               , each succeeding month thereafter with the final payment on the
then outstanding principal balance to be made on the     day of             ,
199   .

                  The interest on each installment, and the interest on the unpaid balance of the principal sum are to be paid at the maturity of each installment. If default is made in the payment of any installment whether interest or principal, when due, then all the remaining installments shall, at the option of the holder, become due and payable at once. In case suit shall be brought on this Note, the Maker agrees to pay the Holder's reasonable attorney's fees and Court costs. This Note and all installments are to bear interest after
maturity thereof at the rate of               percent (    %) per annum. All
signers, endorsers, guarantors and parties to this instrument hereby waive demand, protest and notice of nonpayment and agree to all extensions and partial payments before or after maturity.



                                                    GABRIEL COMMUNICATIONS, INC.



                                                    By
                                                      --------------------------
                                                      Name:
                                                      Title:


ATTEST:

-------------------------
Name:
Title:

                                   EXHIBIT "D"

                           COLLATERAL PLEDGE AGREEMENT



                  In consideration of, and as collateral security for the
payment of, the liabilities of                        (the "Pledgor"), to
                     (the "Pledgee") evidenced by or arising in connection with
(1) a certain Shareholders Agreement entered into between Pledgor and Pledgee on , 1998, and (2) a certain Promissory Note of even date herewith executed by the Pledgor and payable to Pledgee and all renewals and extensions of such liabilities (herein collectively called the Liabilities"), Pledgor
hereby assigns, pledges and delivers to Pledgee               shares of the
common stock of Gabriel Communications, Inc. and grants Pledgee a continuing security interest in said shares, together with all proceeds thereof, substitutions therefor and rights associated therewith (referred to collectively herein as the "Collateral"), all of which the Pledgor owns free of liens or claims of any kind and has the right to pledge to Pledgee.

Pledgor hereby agrees that the Collateral shall constitute security for any and all of the Liabilities. Pledgor authorizes Pledgee to cause any Collateral to be transferred, in such manner and at such time(s) as Pledgee may determine, into the names of Pledgee or Pledgee's nominees and this instrument shall constitute Pledgee's authority to make such transfer(s).

                  Pledgor agrees that:

                  (1) Pledgor will execute, endorse and deliver all documents which Pledgee may reasonably require to secure Pledgee's interests under this Collateral Pledge Agreement.

                  (2) Pledgor shall have no right to call, exchange, convert or otherwise change or alter the form of the Collateral without the consent of Pledgee so long as any portion of the Liabilities remain unpaid. Any dividend, increase or distribution paid in cash out of the earnings of the issuer on any stock constituting a part of the Collateral shall be released to Pledgor by Pledgee unless such Collateral is transferred into the name of Pledgee or Pledgee's nominee, and Pledgor shall retain all voting rights with respect to such Collateral, except in the case of a default as defined herein. Any instruments, securities, rights or the like which an owner of the Collateral has the right to receive by way of stock split-up, stock dividend, warrants or other increase in the Collateral (except dividends as set forth above) will be delivered to Pledgee and Pledgee may, without notice or demand, take such action as is necessary to assure Pledgor's direct receipt thereof.

                  (3) The following events shall severally be considered events of default: (a) material misrepresentation of any fact or warranty stated or made to Pledgee by Pledgor, (b) failure by Pledgor to perform any term or provision of this or any other agreement with Pledgee, (c) default in the payment of any sum due on any of the Liabilities, (d) Pledgor's insolvency, adjudication of bankruptcy, making an assignment for the benefit of creditors or suffering appointment of a receiver or seeking relief under any debtor's relief law, (e) seizure of the Collateral by lawful execution or the sale or encumbrance thereof (except as provided herein), failure to pay any tax thereon when due except any tax contested in good faith) or default on any debt or security instrument constituting part of the Collateral. Upon any such event of default all of the Liabilities shall, at the option of Pledgee, become immediately due and payable and Pledgee may without notice or demand (i) offset any obligations of Pledgee to Pledgor against any of the Liabilities and (ii) forthwith realize upon the Collateral or any part thereof and receive the proceeds therefrom, and may also, without demand, advertisement or notice, sell at public or private sale, or at any exchange or broker's board, at such prices and upon such terms and conditions as Pledgee may deem best, either for cash or on credit, or for future delivery, any part or all of such Collateral. Pledgee shall have the right, at any such sale, public or private, to purchase the whole or any part of such Collateral so sold, provided that any excess of such Collateral or proceeds thereof over the amount of the Liabilities shall be returned to the Pledgor.

                  (4) In addition, Pledgee shall have all rights of a secured party under the Missouri Uniform Commercial Code and shall first be entitled to apply the proceeds of collection, disposition or other realization on the Collateral to reasonable attorneys, fees and legal expenses incurred by Pledgee in the collection of any Liabilities, and thereafter as required by law.

                  (5) If notice of default or of intended disposition is required by law, then such notice, if mailed, shall be deemed reasonably and properly given if mailed by or on behalf of Pledgee to the principal business address of Pledgor at least ten (10) days before the time of such disposition. If in the opinion of Pledgee any Collateral cannot be disposed of in a commercially reasonable manner without registration under applicable securities laws, Pledgor will take or cause to be taken such action as is necessary to effect proper registration, and if Pledgor shall refuse to take such action, Pledgee, at his or her sole election, but without any obligation to do so, may take such action as he or she deems warranted to effect or attempt to effect compliance with any applicable law and any cost incurred by Pledgee in connection therewith or in enforcing Pledgor's agreement will be considered a cost incurred in disposition of the Collateral.

                  (6) Pledgee's rights hereunder shall continue unimpaired notwithstanding foreclosure or other disposition of any part of the Collateral, the availability of additional Collateral, any release of or substitution for any of the Collateral, any act or omission impairing Pledgee's lien on the Collateral or the lien of any underlying security constituting part of the Collateral, including failure to perfect the same, any extension (including extension of time for payment), renewal, substitution, alteration, compromise, settlement, surrender or other such agreement or action transferring, modifying or varying the terms of or otherwise affecting any of the Liabilities or any part of the Collateral, including any act or omission releasing any party primarily or secondarily liable on the Collateral or on any of the Liabilities. No failure by Pledgee to exercise or delay in exercising any of his or her rights hereunder shall constitute a waiver thereof by Pledgee and no single or partial exercise of any right shall preclude the further exercise thereof or the exercise of any other right from time to time. All rights granted to Pledgee hereunder are cumulative and not in substitution of any other rights at law or equity with respect to the Collateral or the collection of the Liabilities. Pledgor hereby waives notice of any and all actions, forbearances and omissions of any rights contemplated by this paragraph and consents to be bound thereby as effectively as if Pledgor had agreed thereto in advance.

                  (7) Pledgee may assign or negotiate and deliver any of the Collateral to any transferee of any of the Liabilities and Pledgee shall thereafter be relieved of any responsibility for the Collateral so transferred and all rights of Pledgee hereunder shall inure to his or her transferees.

                  (8) This Agreement shall be governed by Missouri law and the rights and obligations hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, assigns, legatees, transferees and legal representatives.



                                     -------------------------------------------
                                     Pledgor